Exhibit 10.1
Zuora, Inc.
3050 S. Delaware Street, Suite 301
San Mateo, CA 94403

May 29, 2019
Dear Marc:
This Transition Agreement (the “Agreement”) is made and entered into as of May 29, 2019 (the “Transition Start Date”) and confirms the terms of the agreement we have reached with you with respect to your transition and departure from Zuora, Inc. (“Zuora” or the “Company”).

1.
Transition Period. Effective on the Transition Start Date, you will no longer serve as Zuora’s President and Executive Vice President of Worldwide Sales and you will be relieved of all of the duties of that role. The period from the Transition Start Date through June 14, 2019 (the “Separation Date”) shall be referred to in this Agreement as the “Transition Period”. During the Transition Period, you will serve as a non-officer employee of Zuora in an advisory role reporting to Zuora’s Chief Executive Officer. During the Transition Period:

(a)	You will continue to be paid your current base salary on Zuora’s regular pay dates;

(b)	You will continue to vest with respect to any outstanding equity of Zuora you hold as of the Transition Start Date;

(c)	You will continue to participate on an active employee basis in all Zuora-sponsored welfare and benefit plans;

(d)
You will be eligible to participate in Zuora’s Corporate Bonus Plan, prorated through the Separation Date, at the same rate of achievement, and paid at the same time, as other Zuora employees who participate in that plan; and

(e)	You will not be eligible to participate in any other Zuora bonus or cash incentive plans.
For the avoidance of doubt, you understand and agree that you are not entitled to any severance payments or benefits, under any other agreement between you and Zuora or otherwise, and that the terms of this agreement supersede the terms of any previous agreement that you had with Zuora with respect to severance payments or benefits.

2.
Consulting Period. At the end of the Separation Date, you will cease being an employee of Zuora. If you sign this Agreement and on the Separation Date you sign a second release of all claims in substantially the form of Exhibit A attached hereto that will be provided to you by Zuora on or prior to the Separation Date, then from June 15, 2019 through December 2, 2019 (the “Consulting Period”), Zuora agrees to retain you as a consultant of Zuora and you agree that during the Consulting Period you will provide advisory and transition services to Zuora. Assignment of these services shall be at the direction of Zuora’s Chief Executive Officer. During the Consulting Period:

(a)
In consideration for all of the services that you provide to Zuora during the Consulting Period, you will receive the following payments, to be reported to you and the appropriate taxing authorities on an IRS Form 1099:

i.
A lump-sum consulting fee of $168,690.13, without any withholdings, constituting the equivalent of your gross pay at your current base salary rate from June 15, 2019 through the end of the Consulting Period;

ii.
A lump-sum payment in the amount of $9,639.05, without any withholdings, which equals 100% of the applicable COBRA premiums for the continued coverage under Zuora’s health, dental and vision plans, including coverage for your eligible dependents, for the period from July 1, 2019 through the end of the Consulting Period; and

(b)	You will not be eligible to participate in Zuora’s Corporate Bonus Plan or any other Zuora employee benefits, bonus or cash incentive plans.

3.
Equity Awards. Treatment of your unvested restricted share awards will be in accordance with the provisions of Zuora’s applicable equity incentive plan under which they were granted and the corresponding grant agreements (the “Equity Agreements”); provided, however, you understand and agree that notwithstanding anything to the contrary in the Equity Agreements, all of the restricted shares on which the restrictions have not lapsed and all unvested equity as of the Separation Date of June 14, 2019 will be forfeited as of that date. You acknowledge and agree that you have no rights in or with respect to Zuora’s stock other than as described in Paragraph 1 (during the Transition Period) and this Paragraph 3. Options you hold that are vested are exercisable with respect to the vested shares at any time until three months after the end of the Consulting Period. Except as expressly set forth in this Paragraph 3, all of the terms set forth in the Equity Agreements will remain in full force and effect.

4.
Return of Company Property. You agree that on or before the Separation Date, you will return all Zuora assets including (without limitation) phones, laptop and/or tablet computer, keys, credit cards, card key passes and any other property that you received in connection with your employment including copies of documents that belong to Zuora and files stored on your computer(s) that contain information belonging to Zuora.

5.
Customer Contact. You agree that during the Transition Period, any contact by you, verbal, written, electronic or otherwise, with Zuora customers, prospective customers, suppliers, contractors or partners will be coordinated through Tien Tzuo, Zuora’s Chief Executive Officer, and you may not have any such contact without prior approval from Mr. Tzuo.

6.
General Release of all Claims. In consideration for Zuora agreeing to retain you as a consulting during the Consulting Period as described in Paragraph 2 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against Zuora or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with Zuora or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination, retaliation or harassment based on sex, age, race, national origin, disability or any other basis under the Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement and does not waive any claims for alleged work-related injuries that you have filed with Zuora’s workers’ compensation insurance company.

7.	Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8.
Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

9.
Legal Proceedings. You agree that you will cooperate fully with Zuora, regarding existing and future legal or administrative proceedings or asserted claims relating to events which occurred during your employment in which Zuora is a party, and as to which you might in Zuora’s view have personal knowledge, including without limitation the execution of affidavits or other documents providing information requested by Zuora.

10.	No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or Zuora of liability, any wrongdoing or any violation of law.

11.
Nondisclosure, Assignment and Non-Solicitation Agreement. You agree that at all times during and after your employment with Zuora, you were and shall remain bound by the Employee Nondisclosure, Assignment and Non-Solicitation Agreement (the “Nondisclosure Agreement”) that is attached to this Agreement as Exhibit B.

12.
Confidential and Proprietary Information. Without in any way limiting your general legal obligation to maintain the confidentiality of Zuora confidential and proprietary information, as a condition of receiving any of the benefits and payments provided by this Agreement, you agree to keep all confidential and proprietary information of Zuora, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential, and not to disclose any such confidential or proprietary information to any other person except to the extent that disclosure is required by law, court order, or governmental inquiry. For purposes of this paragraph, confidential and proprietary information includes, but is not limited to, any non-public trade secret or commercially sensitive or valuable information concerning the business affairs, customers, technologies, and personnel of Zuora and any of its affiliated entities, and includes among other information:

•	information that is related to any programs or procurements in which you have been involved or about which you have obtained information during your employment at Zuora;

•	information concerning Zuora’s customers, clients, or prospects, and their products, processes and policies;

•	information concerning the management, policies, strategies, and finances of Zuora; and

•	information regarding the officers and employees of Zuora.
You hereby agree to return to Zuora all Zuora confidential and proprietary information and property, whether located in files, memoranda, documents, or on computers, laptops, phones, removable media or other portable storage devices, and that you will not misappropriate, upload or download, transfer to any third party, or otherwise share or distribute Zuora confidential or proprietary data. You may retain your rolodex and a copy of your electronic address book to the extent they only contain contact information.

13.
Ethics Compliance. You hereby represent and warrant that, to the best of your knowledge, you have complied fully with all Zuora policies related to ethics and compliance, and that you have disclosed to Zuora all matters of which you are aware which are required to be disclosed by such policies, including any allegations regarding the possible violation of any of Zuora’s ethical standards, compliance obligations or legal obligations. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you in writing to a responsible officer of the Zuora, you have no information which you believe could be the basis for any violation of Zuora ethics standards, policies or legal obligations or the basis of any ethical complaint against Zuora or any of its officers and employees.

14.
Insider Information. During your employment with Zuora, you have been treated as an “insider” for securities law purposes. Please review your obligations regarding your treatment of insider information, and remember that any financial plan, program, estimate, financial performance data or matter not readily available to the general public shall be maintained in strict confidence and may not be disclosed or discussed publicly. Remember that you remain subject to Zuora’s securities trading policies and practices for a period of ninety (90) days following your Separation Date.

15.
Non-Disparagement and Representation. You agree not to disparage Zuora, its products, services, officers, directors and employees. Nothing in this Agreement shall prohibit you or Zuora or its officers, directors or employees from complying with any valid subpoena or court order or from responding truthfully to a governmental inquiry or investigation. In particular, you agree that you will not, without prior written consent of Zuora:

•
engage in any conduct or make any third party or media statements, including any statements on the Internet or any other electronic media, or cause any such statements to be made, regarding Zuora’s business or customers or officers and employees, or the circumstances leading to the cessation of your employment with Zuora which are disparaging of the reputation or good name of Zuora or any of its officers, directors or employees;

•
represent yourself as (a) continuing to be employed by Zuora after the cessation of your employment on June 14, 2019, or (b) connected with or related to the business of Zuora or to Zuora after the cessation of the Consulting Period on December 2, 2019.

16.
Governing Law and Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of California (other than their choice-of law provisions). Any dispute arising under this Agreement shall be settled exclusively through arbitration in San Francisco, California. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a single arbitrator. The decision of the arbitrator shall be final and binding on both parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

17.
Entire Agreement. Except as expressly provided in this Agreement, this Agreement renders null and void and completely supersedes any prior written, oral or other agreements or representation between you and Zuora and this Agreement constitutes the entire agreement between you and Zuora regarding the subject matter of this Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made in connection with your decision to sign this Agreement except for those set forth in this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of Zuora.

18.
Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

19.
Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.

[Signature page below]

Please indicate your agreement with the above terms by signing below.
Very truly yours,
ZUORA, INC.
By: /s/ Karen Gaydon 05.29.2019
Karen Gaydon
Senior Vice President, ZEO Success
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Marc Diouane
Marc Diouane

Dated:	05.29.2019